Exhibit 10.36

EMPLOYMENT AGREEMENT

Employment Agreement dated and effective as of November 28, 2012 (this “Agreement”), between NANOPHASE TECHNOLOGIES CORPORATION, a Delaware corporation (with its successors and assigns, referred to as the “Company”), and Kevin Cureton (referred to as Vice-President, Sales and Marketing & Business Development, or VP).

Preliminary Statement

The Company desires to employ VP, and VP wishes to be employed by the Company, upon the terms and subject to the conditions set forth in this Agreement. The Company and VP also wish to enter into the other covenants set forth in this Agreement, all of which are related to VP’s employment with the Company. In consideration of the mutual promises and covenants stated below, VP and the Company therefore agree as follows:

Agreement

1. Employment for Term. The Company employs VP, and VP hereby accepts employment with the Company, beginning on November 28, 2012, and renewing automatically on an annual basis until terminated pursuant to Section 7 below (the “Term”).

2. Position and Duties. During the Term, VP shall serve as Vice-President, Sales and Marketing & Business Development and shall report to the President and Chief Executive Officer of the Company. During the Term, VP shall also hold such additional positions and titles as the Chief Executive Officer of the Company may determine from time to time. During the Term, VP shall devote his best efforts and substantially all of his business time to his duties as a VP of the Company.

3. Signing Benefits. In consideration of and in reliance upon VP’s execution of this Agreement, and based entirely upon VP’s acceptance of the duties and obligations to the Company under this Agreement (specifically including, without limitation, VP’s obligations under the covenants in Section 9, and the restrictions in Section 10 of the Agreement), the Company shall provide VP with the following signing benefits:

(a)	A grant of stock options, as provided under Section 4(c) below; and

(b)	A one-time sign-on bonus in the amount of $25,000 paid in the first pay period of employment, with the following clawback provision:

Should VP’s full time employment with the Company terminate within one year of the Hire Date, and subject to any future mutually agreed to arrangement that may rightfully modify this provision, then VP must repay the gross Signing Bonus as follows:

If employment terminates within the first six months of employment, VP shall refund 100% of gross Signing Bonus to the Company.

If employment terminates after six months but within 12 months of employment, VP shall refund 75% of the gross Signing Bonus to the Company.

No refund shall be required should VP’s employment terminate after 12 months with the Company.

VP is responsible for making this payment, as any delay in the Company’s demand for such payment shall not relieve VP of any obligations in making payment timely. Without mutual agreement to the contrary, the Parties intend for the terms described herein to be final and enforceable. VP agrees that, unless prohibited by law, any amounts due under this provision may be offset against payments due by Company to VP (e.g., accrued vacation compensation); then the balance paid off at 33% per month, and;

(c) the following Severance Benefits if the Company ends the Term for reasons other than “Cause” (as defined in Section 8(a)) and VP signs, without subsequent revocation, a Separation Agreement and Release in a form acceptable to the Company: (i) the Company shall pay VP a sum equal in annual amount to VP’s base salary in effect at the time of termination during the period (the “Severance Period”) of 39 full weeks after the effective date of termination (provided that termination without Cause occurs on or before November 28, 2013); 35 full weeks after effective date of termination (provided that termination without Cause occurs between November 28, 2013 and November 28, 2014); 30 full weeks after effective date of termination (provided that termination without Cause occurs between November 28, 2014 and November 28, 2015); if termination without Cause occurs thereafter, the Company shall pay VP 26 full weeks of severance benefits, payable in proportionate amounts on the Company’s regular pay cycle for professional employees and (if the last day of the Severance Period is not the last day of a pay period) on the last day of the Severance Period, and (ii) all stock options granted to VP prior to termination shall become fully vested, and shall become exercisable (by VP, or upon his death or disability, by his heirs, beneficiaries and personal representatives) in accordance with the applicable option grant agreement and the Company’s 2010 Equity Compensation Plan, as amended (the “Plan”).

4. Compensation.

(a) Base Salary. The Company shall pay VP a base salary, beginning on the first day of the Term and ending on the last day of the Term, of not less than $190,000 per annum, payable on the Company’s regular pay cycle for professional employees;

(b) Bonus Payment. VP will be eligible for discretionary bonuses for services to be performed as a VP of the Company based on performance milestones agreed upon by VP and the Vice-President of Operation, the CEO of the Company and approved by the Board.

(c) Stock Options. In connection with the execution of this Agreement, the Company will recommend its Board of Directors grant to VP 52,000 options of the Company’s common stock immediately upon start date and a potential second grant of 48,000 options to be determined during the first quarter of 2013, vesting over three years, one-third per year from grant date. All option grants are subject to the provisions of the Company’s 2010 Equity Compensation Plan and to the approval of the Board of Directors. Subject to the provisions of the Company’s Plan; and as determined by the Board in its sole discretion, VP shall be eligible for such additional stock options and other equity compensation as the Board deems appropriate.

(d) Other and Additional Compensation. Section 4(a) establishes the minimum salary level for VP during the Term, and shall not preclude the Board from awarding VP a higher salary at any time, nor shall they preclude the Board from awarding VP additional bonuses or other compensation in the discretion of the Board.

5. Employee Benefits. During the Term, VP shall be entitled to the employee benefits made available by the Company generally to all other employees of the Company, subject to all the terms and conditions of the Company’s employee benefit plans in effect from time to time. VP shall be entitled to four (4) weeks of paid vacation during each year of the Term, subject to the Company’s vacation policy in effect from time to time.

6. Expenses. The Company shall reimburse VP for actual out-of-pocket expenses reasonably incurred by VP in performing services as an employee of the Company in accord with the Company’s policy for such reimbursements applicable to employees generally, and upon receipt by the Company of appropriate documentation and receipts for such expenses.

7. Termination.

(a) General. The Term shall end (i) immediately upon VP’s death, or (ii) upon VP becoming disabled (within the meaning of the Americans With Disabilities Act of 1991, as amended) and unable to perform fully all essential functions of his job, with or without reasonable accommodation, for a period of 150 calendar days. Either VP or the Company may end the Term at any time for any reason or no reason, with or without Cause, in the absolute discretion of VP or the Board (but subject to each party’s obligations under this Agreement), provided that VP will provide the Company with at least two (2) weeks’ prior written notice of VP’s resignation from his position as an VP with the Company. Upon receipt of such written notice, the Company, in its sole discretion, may accelerate the effective date of the resignation to such date as the Company deems appropriate, provided that VP shall receive the compensation required under Section 4(a) of this Agreement for a full two (2) week period.

(b) Notice of Termination. If the Company ends the Term, it shall give VP at least two (2) weeks prior written notice of the termination, including a statement of whether the termination was for “Cause” (as defined in Section 8(a) below). Upon delivery of such written notice, the Company, in its sole discretion, may accelerate the effective date of such termination to such date as the Company deems appropriate, provided that VP shall receive the compensation required under Section 4(a) of this Agreement for a full two (2) week period. The Company’s failure to give notice under this Section 7(b) shall not, however, affect the validity of the Company’s termination of the Term or VP’s employment, nor shall the lack of such notice entitle VP to any rights or claims against the Company other than those arising from VP’s right to receive the compensation required under Section 4(a) of this Agreement for a full two (2) week period.

8. Severance Benefits.

(a) “Cause” Defined. “Cause” means (i) willful or gross malfeasance or misconduct by VP in connection with VP’s employment; (ii) VP’ negligence in performing any of VP’s duties under this Agreement; (iii) VP’s conviction of, or entry of a plea of guilty or nolo contendere with respect to, any felony or misdemeanor reflecting upon VP’s honesty; (iv) VP’s breach of any written policy applicable to all employees adopted by the Company concerning conflicts of interest, political contributions, standards of business conduct or fair employment practices, procedures with respect to compliance with securities laws or any similar matters, or adopted pursuant to the requirements of any government contract or regulation; or (v) breach by VP of any of the material terms and conditions of this Agreement.

(b) Termination without Cause If the Company ends the Term other than for Cause, VP shall receive the Severance Benefits provided under Section 3 (c) of this Agreement, provided that VP signs, without subsequent revocation, a Separation Agreement and Release in a form acceptable to the Company.

(c) Termination for Any Other Reason. If the Company ends the Term for Cause, or if VP resigns as an employee of the Company, then the Company shall have no obligation to pay VP any amount, whether for salary, benefits, bonuses, or other compensation or expense reimbursements of any kind, accruing after the end of the Term, and such rights shall, except as otherwise required by law (or, with respect to the Options, as set forth in the Plan or the applicable option grant agreements), be forfeited immediately upon the end of the Term.

9. Additional Covenants.

(a) Confidentiality. VP confirms his acceptance of all his obligations under that certain Confidential Information and Proprietary Rights Agreement between VP and the Company dated as of November 28, 2012.

(b) “Non-Competition Period” Defined. “Non-Competition Period” means the period beginning at the end of the Term and ending twelve (12) months thereafter.

(c) Covenants of Non-Competition and Non-Solicitation.

(i) VP acknowledges that: [a] the Company will rely upon VP to help maintain and grow the Company’s business and related functions; [b] VP will have business relationships on the Company’s behalf with the Company’s significant customers, suppliers and vendors with whom the Company has exclusive, long-term or near-permanent relationships; and [c] VP will have access to, use or control of highly valuable non-public tangible confidential information about the Company’s developed and developing technology, inventions, equipment, methods and know-how concerning nanomaterials production, coating and marketing, as well as highly valuable non-public tangible and non-tangible proprietary information about the Company’s finances, pending transactions, customer identity and Customer dealings.

(ii) For the foregoing reasons, and in consideration of the benefits available to VP under Sections 3(a), 3(b), 3(c), 7(a), 7(b), and 8(b) of this Agreement, VP covenants that both during the term of this Agreement and the subsequent Non-Competition Period, VP shall not in any manner, directly or indirectly:

[A] Engage in, be financially interested in, represent, render advice or service of any kind to, or be employed by or in any way affiliated with, any other business (conducted for profit or not for profit) which is materially engaged in developing, producing, coating, refining, marketing, supplying or selling nanocrystalline materials (including powders, dispersions and coatings) (a “Prohibited Business”), (a) where such Prohibited Business is located or conducted within a radius of fifty (50) miles from any of the Company’s facilities where VP has worked or over which VP has exercised any form of supervisory authority during a period of twelve (12) months before the date of VP’s termination; or (b) where VP provides a Prohibited Business with services the same as or similar to those he provided to the Company and such Prohibited Business, regardless of its location, is either Cabot Corporation; Cabot Microelectronics Corporation; DeGussa Corporation; NanoDynamics, Inc; NanoProducts Corporation; or Nanotechnologies, Inc.; NanoMaterials Technology Pte, LTD; Nanogate, SDC Materials; Primet Precision Materials, Inc.; ItN Nanovation; Nanux, Inc.; PPG Industries; Nanomaterials Company.

[B] Whether on VP’s own behalf or on behalf of any other person or entity, (a) contact,

solicit, accept business from, disrupt or in any way interfere with the Company’s business relationship with any person or entity that was a customer, supplier or vendor of the Company during VP’s employment, with respect to the type of business done by the Company, or (b) contact, solicit or attempt to solicit for employment or engagement any persons who were officers, employees or contractors of the Company at any time within a 180-day period before the date of VP’s termination.

(iii) The restrictions in this Section 9(c)(ii) shall not preclude VP from owning up to three percent (3%) of the voting securities of any Prohibited Business whose voting securities are registered under Section 12(g) of the Securities Exchange Act of 1934.

(d) Remedies.

(i) Injunctions. In view of VP’s access to the Company’s confidential information, and in consideration of the value of such property to the Company, VP agrees that the covenants in this Section 9 are necessary to protect the Company’s interests in its proprietary information and trade secrets, and to protect and maintain customer and supplier relationships, both actual and potential, which VP would not have had access to or involvement in but for his employment with the Company. VP confirms that enforcement of the covenants in this Section 9 will not prevent him from earning a livelihood. VP further agrees that in the event of his actual or threatened breach of any covenant in this Section 9, the Company would be irreparably harmed and the full extent of injury resulting therefrom would be impossible to calculate, and the Company therefore will not have an adequate remedy at law. Accordingly, VP agrees that temporary and permanent injunctive relief are appropriate remedies against such breach, without bond or security; provided, however, that nothing herein shall be construed as limiting any other legal or equitable remedies available to the Company.

(ii) Enforcement. VP shall pay all costs and expenses (including, without limitation, court costs, investigation costs, expert witness and attorneys’ fees) incurred by the Company in connection with its successfully enforcing its rights under this Agreement. The Company shall have the right to disclose the contents of this Agreement or to deliver a copy of it to any person or entity whom the Company believes the VP has solicited in violation of this Agreement.

(iii) Arbitration. No dispute arising from VP’s actual or threatened breach of any covenant in this Section 9 shall be subject to arbitration. However, any other dispute or claim arising from any other provision of this Agreement, or relating to VP’s employment (whether based on statute, ordinance, regulation, contract, tort or otherwise), shall be submitted to arbitration before a single arbitrator pursuant to the Employment Arbitration Rules of the American Arbitration Association. Any such arbitration shall be conducted in Chicago, Illinois. An arbitration award rendered under this Section 9(d)(iii) shall be final and binding on the parties and may be submitted to any court of competent jurisdiction for entry of a judgment thereon in accord with the Federal Arbitration Act or the Illinois Arbitration Act.

10. Limitation On Claims. VP AGREES THAT HE WILL NOT COMMENCE ANY ACTION OR SUIT RELATING TO MATTERS ARISING OUT OF HIS EMPLOYMENT WITH THE COMPANY (IRRESPECTIVE OF WHETHER SUCH ACTION OR SUIT ARISIES OUT OF THE PROVISIONS OF THIS AGREEMENT) LATER THAN SIX MONTHS AFTER THE FIRST TO OCCUR OF (A) THE DATE SUCH CLAIM INITIALLY ARISIES, OR (B) THE DATE VP’S EMPLOYMENT TERMINATES FOR ANY REASON WHATSOEVER. VP EXPRESSLY WAIVES ANY APPLICABLE STATUTE OF LIMITATIONS TO THE CONTRARY.

11. Successors and Assigns.

(a) Vice-President. This Agreement is a personal contract, and the rights and interests that this Agreement accords to VP may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by VP. Except to the extent contemplated in Section 3(c)(ii) above, VP shall not have any power of anticipation, alienation or assignment of the payments contemplated by this Agreement, all rights and benefits of VP shall be for the sole personal benefit of VP, and no other person shall acquire any right, title or interest under this Agreement by reason of any sale, assignment, transfer, claim or judgment or bankruptcy proceedings against VP. Except as so provided, this Agreement shall inure to the benefit of and be binding upon VP and VP’s personal representatives, distributees and legatees.

(b) The Company. This Agreement shall be binding upon the Company and inure to the benefit of the Company and its successors and assigns, including but not limited to any person or entity that may acquire all or substantially all of the Company’s assets or business or with which the Company may be consolidated or merged. This Agreement shall continue in full force and effect in the event the Company sells all or substantially all of its assets, merges or consolidates, otherwise combines or affiliates with another business, dissolves and liquidates, or otherwise sells or disposes of substantially all of its assets. The Company’s obligations under this Agreement shall cease, however, if the successor to the Company, the purchaser or acquirer either of the Company or of all or substantially all of its assets, or the entity with which the Company has affiliated, shall assume in writing the Company’s obligations under this Agreement (and deliver an executed copy of such assumption to VP), in which case such successor or purchaser, but not the Company, shall thereafter be the only party obligated to perform the obligations that remain to be performed on the part of the Company under this Agreement.

12. Entire Agreement. This Agreement and the other agreements referenced herein represent the entire agreement between the parties concerning VP’s employment with the Company and supersede all prior negotiations, discussions, understandings and agreements, whether written or oral, between VP and the Company relating to the subject matter of this Agreement.

13. Amendment or Modification, Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing signed by VP and by a duly authorized officer of the Company other than VP. No waiver by any party to this Agreement of any breach by another party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

14. Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested), sent by reputable overnight courier service (charges prepaid), or by facsimile to the recipient at the address below indicated:

To the Company:	Nanophase Technologies Corporation 1319 Marquette Drive Romeoville, IL 60446 Attn: Chief Executive Officer Facsimile: (630) 771-0825

To VP:	Mr. Kevin Cureton 1146 Wesley Avenue Evanston, Illinois 60202

Or such other address or facsimile number, or to the attention of such other person as the recipient shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so personally delivered, or one day after deposit, if sent by courier, when confirmed received if sent by facsimile, or if mailed, five days after deposit in the U.S. first-class mail, postage prepaid.

15. Severability. If any provision of this Agreement shall be determined by any court of competent jurisdiction to be unenforceable to any extent, the remainder of this Agreement shall not be affected, but shall remain in full force and effect. If any provision of this Agreement containing restrictions is held to cover an area or to be for a length of time that is unreasonable or in any other way is construed to be invalid, such provision shall not be determined to be entirely of no effect; instead, it is the intention and desire of both the Company and VP that any court of competent jurisdiction shall interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and such other constraints or conditions as shall be enforceable under the applicable law.

16. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

17. Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience of reference, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

18. Withholding Taxes. All salary, benefits, reimbursements and any other payments to VP under this Agreement shall be subject to all applicable payroll and withholding taxes and deductions required by any law, rule or regulation of any federal, state or local authority.

19. Applicable Law: Jurisdiction. The laws of the State of Illinois shall govern the interpretation of the terms of this Agreement, without reference to rules relating to conflicts of law.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

NANOPHASE TECHNOLOGIES CORPORATION

By:	/s/ Jess A. Jankowski
Its:	Chief Executive Officer

/s/ Kevin Cureton
Kevin Cureton